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                                                       EXHIBIT 5






                              September 12, 1995



Emerson Electric Co.
8000 West Florissant Avenue
St. Louis, MO 63136

Gentlemen:

     I am Assistant General Counsel and Assistant Secretary of Emerson Electric Co. (the "Company"), and in such capacity I am familiar with the Registration Statement on Form S-3 to which this opinion is filed as an exhibit (the "Registration Statement"), which registers under the Securities Act of 1933, as amended, up to $666,933,631 aggregate principal amount of Debt Securities of the Company (the "Securities").

     I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I deemed necessary for the purposes of the opinion expressed herein.

     On the basis of the foregoing, I am of the opinion that the Securities to which the Registration Statement relates have been validly authorized and, when sold and paid for in accordance with the Indenture, the Underwriting Agreement and the Distribution Agreement, which are filed as exhibits to the Registration Statement, and duly authenticated by the Trustee, will be legally issued, fully paid and non-assessable and binding obligations of the Company.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Yours truly,

                                        /s/ HARLEY M. SMITH

                                        Harley M. Smith